Exhibit 10(h)

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is entered into effective as of the date on the signature page hereof (the “Effective Date”), by and between the person listed as the “Employee” on the signature page hereof (the “Employee”) and the company listed as the “Employer” on the signature page hereof (the “Company”).

WHEREAS, it is expected that the Company or its Affiliates (as defined herein) from time to time will consider the possibility of a Change of Control (as defined herein).

WHEREAS, the Board of Directors of the Company recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities; and

WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders to memorialize by means of this Agreement the mutual understanding of the Company and the Employee concerning a Change in Control.

NOW THEREFORE in consideration for the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Affiliate Change of Control” means the occurrence of any of the events listed in Section 1(e) with respect to an Affiliate;

(b) “Affiliates” means the entity or entities listed as “Affiliates” on Schedule I (as defined herein) and each of them is an “Affiliate”;

(c) “Annual Base Salary” means the amount listed as “Annual Base Salary” on Schedule I;

(d) “Cause” means any of the following: the Employee’s (i) willful and continued failure to substantially perform his or her duties with the Company (excluding any failure resulting from his or her disability), subject to any appeal or grievance procedure set forth in the Company’s Personnel Policy Manual; (ii) performance of any act or acts constituting a felony involving moral turpitude and which results in substantial damage or harm to the Company, whether monetary or otherwise, or which results in or is intended to result in improper gain or personal enrichment; or (iii) substantial and recurring violations of the Company’s Personnel Policy concerning personal conduct, provided, that the Company follows its disciplinary procedures as set forth therein;

(e) “Change of Control” means the occurrence of any of the following events:

(i) any “person” or group acting in concert, as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors. For the purposes of this definition, the following are not included as “persons”: the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company;

(ii) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company by the affirmative vote of at least a two thirds of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (iii), or (iv) of this Section 1(e) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company;

(iii) the approval by the stockholders of the Company of a merger, consolidation or reorganization of the Company with any other entity, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or reorganization; provided, however, that a merger, consolidation or reorganization effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change of Control; and provided, further, however, that a merger or consolidation of the Company with any Affiliate or a merger or consolidation of an Affiliate with another Affiliate shall not constitute a Change of Control; or

(iv) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, except that an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity entirely owned by the Company or to an entity entirely owned by the Company’s stockholders in the same proposition as they own the Company shall not constitute a Change of Control;

(f) “Good Reason” means any:

(i) significant change in the Employees duties, responsibilities or authority relating to the performance of his employment services to the Company or any Affiliate;

(ii) change of more than 65 miles in the location to which Employee reports to work;

(iii) reduction in the Annual Base Salary, Targeted Annual Bonus or benefits, taken as a whole, payable to the Employee; or

(iv) significant change in Employee’s title or reporting responsibilities;

(g) “Schedule I” means Schedule I to this Agreement, as it may be amended from time to time by the Company to reflect changes to the Employee’s title and Annual Base Salary, which may be made by the Company in its sole and absolute discretion; and

(h) “Targeted Annual Bonus” means Employee’s annual short term incentive award opportunity, subject to performance, as defined in the applicable short term incentive plan, if any, approved by the Board of Directors of the Company in each calendar year.

2. Term of Agreement. This Agreement shall terminate upon the earliest of: (a) the date that all obligations of the parties hereto under this Agreement have been satisfied; (b) the date, prior to a Change of Control, that Employee is no longer employed by the Company; (c) the second anniversary of a Change of Control; and (d) the third anniversary of the Effective Date.

3. Change of Control Benefits.

(a) Change of Control. Within the period starting 90 days prior to and ending 365 days after either a Change of Control or an Affiliate Change of Control, if the Employee is terminated by the Company without Cause or if the Employee terminates his or her employment with the Company for Good Reason within 30 days after the occurrence of the event giving rise to the Good Reason, then the Employee is entitled to receive the following, in each case as set forth on Schedule I hereto (collectively, the “Change of Control Benefits”): (i) the Accrued Obligations; (ii) the Additional Benefits; and (iii) the Change of Control Bonus; provided, however, that the Employee is only entitled to receive the Additional Benefits and the Change of Control Bonus if the Employee executes a release in such form as is required by the Company to release the Company from any and all further liability in connection with such termination (the “Release”), and the Release becomes effective by its terms.

(b) If the Employee is terminated for Cause or terminates his or her employment without Good Reason, then the Employee is not entitled to any Change of Control Benefits.

(c) The Change of Control Bonus payable pursuant to this Section 3(a) shall be grossed up by the amount due in the event either of the following events occur: (i) any excise tax becomes payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) any additional federal, state, or local income tax liability (calculated at the highest effective rate applicable to individuals) becomes payable on the amount of any additional excise tax liability (under Section 4999 of the Code) attributable to the foregoing payments.

4. Successors.

(a) Company’s Successors. The Company shall make effective provision to ensure that any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by a written agreement satisfactory to the Company in form and substance, expressly assumes the Company’s obligations under this Agreement and agrees to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. The Employee’s reporting responsibilities and the persons or functions that report to him or her may be modified by the Company from time to time in its sole and absolute discretion. The Employee’s title and Annual Base Salary listed on Schedule I are not binding on the Company and may be modified by the Company from time to time in its sole and absolute discretion. Notwithstanding any provisions of this Agreement, the Company may terminate the Employee’s employment with the Company at any time for any reason or no reason. If the Employee’s employment terminates, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement in the event of a Change of Control, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

6. Miscellaneous.

(a) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, concerning the subject matter of this Agreement.

(c) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d) Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement.

(e) Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the conflicts of law rules, of the State of Texas.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(i) Payment of Legal Fees. The Company shall pay all reasonable legal fees, costs of litigation and other expenses incurred by the Employee in enforcing his or her rights under this Agreement; provided that the Employee is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of                                     , 200    :

EMPLOYEE:	[ ]

COMPANY:	[ ]

By:
Name:
Title:

Schedule I

(for Level I Senior Officers)

Employee Name
Title
Annual Base Salary
Employer
Affiliates	[TNP Enterprises, Inc.] [Texas-New Mexico Power Company] [First Choice Power, Inc.]
Accrued Obligations	An amount equal to the Employee’s: (i) unpaid Annual Base Salary and accrued vacation pay through the effective date of termination; plus (ii) unpaid Targeted Annual Bonus, calculated at target performance level, as established for the plan year in which the Executive’s effective date of termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the effective date of termination, and the denominator of which is three hundred sixty-five (365).
Additional Benefits	Health and dental insurance for three years at a cost to the Employee equal to that paid by other employees of the Company.
Change of Control Bonus	A lump sum payment equal to three times the Employee’s Annual Base Salary.